                              EXHIBIT 99-B.3.3
 BROKER-DEALER AGREEMENT DATED JUNE 7, 2000 BETWEEN AETNA LIFE INSURANCE AND
             ANNUITY COMPANY AND AETNA INVESTMENT SERVICES, INC.



                          ALIAC BROKER-DEALER AGREEMENT


THIS AGREEMENT ("Agreement") is effective as of this 7th day of June, 2000, by and between Aetna Life Insurance and Annuity Company (the "Company"), 151 Farmington Avenue, Hartford, Connecticut 06156, incorporated under the laws of the State of Connecticut, and Aetna Investment Services, Inc. (the "Broker-Dealer"), incorporated under the laws of Connecticut.

In consideration of the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I                  AGREEMENTS OF THE COMPANY

1.1. The Company hereby authorizes the Broker-Dealer during the term of this Agreement to solicit, offer and sell to suitable customers the products ("Products") (including individual and group annuity contracts, certificates for individual participants under group contracts and other products) described in the Schedules attached hereto that are issued and distributed by the Company, provided that the Products are qualified for sale under all applicable federal and state securities and insurance laws and regulations of the jurisdiction in which the solicitations, offers or sales will be made.

1.2. During the term of this Agreement, the Company will notify Broker-Dealer of the issuance by the Securities and Exchange Commission ("SEC") or regulatory authority of any jurisdiction of any stop order with respect to the registration statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Products and of any other action or circumstance that may prevent the lawful sale of any Product in any jurisdiction.

1.3. During the term of this Agreement, the Company shall advise the Broker-Dealer of any amendment to any registration statement and/or any amendment, sticker or supplement to any prospectus.

ARTICLE II                 AGREEMENTS OF BROKER-DEALER

2.1 REGISTRATION AND LICENSES. The Broker-Dealer represents that it is a registered Broker-Dealer with the SEC and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). The Broker-Dealer represents that it is or will become registered, licensed and appointed to sell the Products, as required under the securities and insurance laws of those jurisdictions where its registered representatives will solicit, offer and sell the Products. The Broker-Dealer represents that each registered representative who solicits, offers and sells the Products will be a duly registered representative of the Broker-Dealer. The Broker-Dealer represents that each registered representative will hold all registrations and licenses required by the NASD and any applicable jurisdiction to sell the Products.

2.2 SALES PRACTICES AND SUPERVISION. The Broker-Dealer agrees to lawfully solicit, offer and sell the Products and further agrees to the following:

         (a) The Broker-Dealer shall only use advertising material and sales literature, including prospectuses, that have been approved by the Company and, if required, filed with the NASD and any applicable jurisdiction. The Broker-Dealer agrees to discard immediately any out-dated sales and advertising material and prospectuses or any materials the Company notifies the Broker-Dealer to discontinue using.

         (b) The Broker-Dealer shall establish and implement compliance and supervisory procedures for the supervision of the sales practices and conduct of its registered representatives. The Broker-Dealer shall submit to the Company, as reasonably requested, periodic reports concerning compliance by the Broker-Dealer and its registered representatives with its procedures and applicable laws and regulations, as they may pertain to the Company's Products. The Broker-Dealer agrees to permit the Company to periodically audit its records with respect to compliance upon reasonable notice.

         (c) The Broker-Dealer agrees that its registered representatives will not make recommendations to a customer to invest in a Product in the absence of reasonable grounds to believe that the Product is suitable for the customer. Determination of suitability shall be the sole responsibility of the Broker-Dealer.

         (d) The Broker-Dealer agrees that neither it nor any of its affiliates will engage in any systematic program to encourage the replacement of any of the Company's Products (or those of the Company's affiliates) with the products of any other entity.

         (e) The Broker-Dealer and its employees, agents or registered representatives shall not, directly or indirectly, rebate or offer to rebate all or part of its compensation on a Product issued or to be issued by the Company, nor offer anything of value to a customer not specified in the Product as an inducement to the customer to buy or retain a Product issued by the Company.

         (f) As required by the SEC, the Broker-Dealer agrees that it will ensure that registered representatives who solicit participants to purchase an IRC Section 403(b) tax deferred annuity specifically bring to the attention of the potential participants the redemption restriction imposed by IRC Section 403(b)(11).

         (g) The Broker-Dealer agrees to offer any Products in compliance with the interagency statement on Retail Sales of Non-Deposit Investment Products issued by federal banking regulators on February 15, 1994 ("Interagency Statement") and any amendments thereto and official interpretation thereof.

         (h) The Broker-Dealer agrees that, without the prior written authorization of the Company, the Broker-Dealer shall not have any authority on behalf of the Company, directly or indirectly, to:

                  (i) alter, in any manner, any Product or any form relating thereto;

                  (ii) alter, in any manner, any advertising material or other written communications concerning the Products after they have been approved by the Company;

                  (iii) waive or modify any terms, conditions or limitations of the Products, forms, underwriting rules or interest rates, or grant permits, special rates or make endorsements;

                  (iv) incur any indebtedness or liability on behalf of the Company, or expend or contract for the expenditure of funds of the Company;

                  (v) adjust or settle any claim against the Company or any of its affiliates or commit the Company with respect thereto, or bind the Company in any way; or

                  (vi) make any oral or written representation about any Product that is not contained in the prospectus or any advertising material approved by the Company.

2.3 HANDLING OF CUSTOMER PAYMENTS. All payments for Products collected by the Broker-Dealer shall be remitted promptly to the Company together with all applications, forms and other documentation required by the Company. Payments from customers shall be in accordance with the procedures established by the Company from time to time. No payment is deemed received by the Company until actually received by the Company. The Broker-Dealer acknowledges that the Company retains the unconditional right to reject, in whole or part, any application for a Product. Upon the Company's acceptance of a Product application submitted by the Broker-Dealer, the Company shall mail the appropriate documentation of the Product to the Broker-Dealer, which shall make prompt delivery to the customer; provided, however, that the Company reserves the right to transmit such documentation directly to the customer.

2.4 INDEPENDENT CONTRACTOR. The Broker-Dealer agrees it is and shall act as an independent contractor. Nothing in this Agreement shall make the Broker-Dealer, or any of its employees, agents or registered representatives, an employee of the Company. Neither the Broker-Dealer, nor its employees, agents, or registered representatives shall hold themselves out to be employees, agents or registered representatives of the Company in any dealings with the public. Neither the Broker-Dealer nor its employees, agents or registered representatives has any authority to bind the Company.

2.5 AUTHORITY. The Broker-Dealer warrants and represents that it has the authority to act on behalf of any and all of its subsidiaries, and is hereby exercising such authority on behalf of such subsidiaries with respect to the obligations set forth in this Agreement as well as the transfer of customer payments and forms, and the acceptance of any compensation paid under this Agreement.

2.6 TRAINING. The Broker-Dealer shall be responsible for training its registered representatives with regard to the Products and the Company procedures before such representatives are permitted to sell any Product. The Company will, at the request of the Broker-Dealer, provide such training to the registered representatives of the Broker-Dealer at the Broker-Dealer's expense.

2.7 USE OF SALES AND TRAINING MATERIALS. The Broker-Dealer agrees that any material that it develops or intends to use for sales, advertising, training, explanatory or other purposes in connection with the Products will not be used without the prior written consent of the Company.

2.8 COMPLIANCE WITH LAWS AND REGULATIONS. The solicitation, offer and sale of the Products by the Broker-Dealer and its registered representatives shall be undertaken only in accordance with applicable laws and regulations. No registered representative of the Broker-Dealer shall solicit, offer or sell the Products until duly registered, licensed, or appointed, as required by the NASD and any applicable jurisdiction. The Broker-Dealer understands and acknowledges that neither the Broker-Dealer nor its registered representatives are authorized by the Company to give any information or make any representation in connection with the solicitation, offer or sale of the Products other than as contained in the prospectus or sales or advertising material supplied by the Company or otherwise authorized in writing by the Company.

2.9 MAINTAINING RECORDS. The Broker-Dealer shall have the responsibility for maintaining the records of those registered representatives of the Broker-Dealer registered, licensed and appointed and otherwise qualified to sell the Products as required by applicable laws and regulations. The books, accounts and records maintained by the Broker-Dealer that relate to the sale of the Products, shall be maintained so as to clearly and accurately disclose the nature and details of all transactions covered by the Agreement.

2.10. PROPRIETARY INFORMATION. All account records developed by the Company or provided to the Company by the Broker-Dealer, including customers files, sales aids, computer software, customer names, addresses, telephone numbers and related paperwork, literature, authorizations, manuals and supplies of every kind and nature relating to the Products are and shall remain the property of the Company. Any and all such materials (including without limitation, all copies made by the Broker-Dealer and all materials developed by the Broker-Dealer in support of the marketing, sales, advertising or training related to the Products) shall be returned to the Company upon termination of this Agreement. The Broker-Dealer shall keep confidential all such information, and shall disclose such information only if authorized in writing by the Company or expressly required by the laws or regulations of any applicable jurisdiction or the NASD.

2.11 MARKETING CHANGES. With respect to Products covered by this Agreement, the Broker-Dealer shall notify the Company of any material change or intention to materially change its marketing operations. Such notice shall be given in the manner specified in Section 6.9 of this Agreement. All of the Broker-Dealer's marketing plans and methods for offering Products are subject to review by the Company at its sole discretion.

ARTICLE III                COMPENSATION

3.1 PAYMENT SCHEDULE. The Company agrees to pay compensation to the Broker-Dealer for the sale of each Product lawfully sold by a registered representative of the Broker-Dealer. In order to comply with the laws of any applicable jurisdiction, such compensation may be paid to a designee and/or a nominee, if provided in Exhibit 3.1 attached hereto and made part of this Agreement. The amount of compensation shall be in accordance with the Schedules attached hereto. Notwithstanding the foregoing, no compensation shall be payable for any transaction not in compliance with all applicable laws, rules and regulations at the time of the solicitation, offer and sale of a Product and thereafter. Notwithstanding any provision in the Schedules concerning chargebacks, if any Product is rescinded or otherwise not consummated, no compensation shall be paid, and no compensation shall be paid with respect to any premium or other payments returned by the Company to a customer for any reason.

         Payment of compensation as described in the attached Schedules is due only when an application for a Product, and any premium or other payment with respect thereto, has been tendered to and accepted by the Company. The Broker-Dealer shall be solely responsible for the payment of any compensation of any kind to its registered representatives.

3.2 DEBTS OF BROKER-DEALER; DEDUCTIONS BY THE COMPANY. The Company reserves the right to deduct from any compensation due the Broker-Dealer from the Company any amount it determines is owed by the Broker-Dealer to the Company or its affiliates. This right shall apply, but is not limited to, the following: (i) advances to the Broker-Dealer; (ii) compensation paid to the Broker-Dealer for payments by a customer received by the Company and later returned or credited to such customer for any reason; and (iii) any overpayment of compensation to the Broker-Dealer. Any amounts due the Company shall be a debt of the Broker-Dealer and will accrue interest at eight percent (8%) per annum from the time incurred until paid by the Broker-Dealer or deducted by the Company from amounts owing to the Broker-Dealer. The Company shall have all rights of a creditor to collect amounts owed it by the Broker-Dealer.

3.3 PAYMENT UPON TERMINATION. Upon the termination of this Agreement, the Broker-Dealer will be not be entitled to any further compensation on business placed with the Company prior to the termination date of this Agreement unless, and only to the extent, such compensation is provided for in the applicable Schedule attached hereto (and further provided the Broker-Dealer pays for all renewal or new appointment fees required in order to pay such compensation). Notwithstanding the foregoing sentence, compensation will not be paid after the termination date of this Agreement if such payment or receipt of such payment would violate any laws, rules or regulations of any applicable jurisdiction or the NASD. Service fees, including, without limitation, trailer compensation and asset-based compensation, if payable by the Company in accordance with the Schedules attached hereto, are non-vested and transferable by the Company in its sole discretion and will not be paid to the Broker-Dealer following termination of this Agreement.

ARTICLE IV                 COMPLAINTS AND INVESTIGATIONS

4.1 COOPERATION. The Company and the Broker-Dealer agree to cooperate fully in any investigation of the Broker-Dealer or proceeding with respect to the Broker-Dealer, to the extent that such investigation or proceeding concerns any matters related to the subjects of this Agreement. Without limiting the foregoing:

         (i) The Company shall promptly notify the Broker-Dealer of receipt of any customer complaint or notice of any inquiry, investigation or proceeding concerning any matter related to the subjects of this Agreement; and

         (ii) The Broker-Dealer shall promptly notify the Company of receipt of any customer complaint or notice of any inquiry, investigation or proceeding concerning any matter related to the subjects of this Agreement. The Broker-Dealer shall promptly notify the Company of any NASD, federal or state inquiry, investigation or proceeding, or litigation or arbitration that has been initiated against the Broker-Dealer.

4.2 SETTLEMENT BY THE COMPANY. The Company reserves the right to settle any claim or complaint made by a customer concerning any conduct, act or omission by the Broker-Dealer or its registered representatives. The Broker-Dealer shall reimburse the Company for the amount of any such settlement. Any such reimbursement to be made by the Broker-Dealer shall be a debt of the Broker-Dealer as described in Section 3.2.

ARTICLE V                  INDEMNIFICATION.

5.1 BY THE COMPANY. The Company and its affiliates agree to hold harmless and indemnify the Broker-Dealer and its affiliates against any and all claims, damages, losses, liabilities and expenses (including reasonable attorney fees and related expenses) arising from (i) any acts or omissions of the Company and its employees and other associated persons relating to the subjects of this Agreement, or (ii) any breach or violation of this Agreement.

5.2 BY THE BROKER-DEALER. The Broker-Dealer and its affiliates agree to hold harmless and indemnify Company and its affiliates against any and all claims, damages, losses, liabilities and expenses (including reasonable attorney fees and related expenses) arising from (i) any acts or omissions of the Broker-Dealer, its employees, registered representatives and other associated persons (including, without limitation, any Designee or Nominee identified in any Addendum to this Agreement) relating to this Agreement; or (ii) any breach or violation of this Agreement.

5.3 NOTICE OF ACTION. After receipt by an indemnified party of notice of the commencement of any action with respect to which a claim will be made against an indemnifying party, such indemnified party shall notify the indemnifying party promptly in writing of the commencement of the action. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to any indemnified party except and to the extent the indemnifying party is prejudiced thereby. In any such action where the indemnified party has given the notice described in this Section 5, the indemnifying party shall be entitled to participate in and, at its option, jointly with any other indemnifying party similarly notified, to assume defense of the action. After notice to such indemnified party that the indemnifying party has elected to assume defense of the action, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation.

ARTICLE VI                 MISCELLANEOUS

6.1      ASSIGNABILITY

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party.

6.2      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the United States, the State of Connecticut (without regard to its choice of law provisions), and rules of the NASD, as applicable.

6.3      REVOCATION OF PRIOR AGREEMENTS

         This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement between the Company and the Broker-Dealer with respect to the matters set forth herein. This Agreement supersedes all previous contracts, agreements or arrangements made between the parties with respect to the matters set forth herein.

6.4      SEVERABILITY

         The provisions of this Agreement are severable, and if any provision of this Agreement is found to be invalid, such provision shall not affect any other provision of this Agreement that can be given effect without the invalid provision.

6.5      AMENDMENTS

         (a) The Company may amend this Agreement or any Schedule hereto at any time without approval of the Broker-Dealer. Subject to
                  Section 6.7(a)(vi), an amendment to this Agreement shall become effective thirty (30) days from the date notice is given the Broker-Dealer; provided, however, amendments to Schedules (or to Exhibits to Schedules) shall be effective from the date notice is given to the Broker-Dealer that a new or amended Schedule has been issued by the Company.

         (b) No amendment to this Agreement requested by the Broker-Dealer shall be effective unless it is agreed to in writing by the Company.

6.6      WAIVER

         Failure of either party to require performance of any provision of this Agreement shall not constitute a waiver of that party's right to enforce such provision at a later time. Waiver of any breach of any provision shall not constitute a waiver of any preceding or subsequent breach.

6.7      TERMINATION

         (a)      This Agreement shall terminate:

                  (i) Immediately, if the Broker-Dealer is dissolved, liquidated or otherwise ceases business operations;

                  (ii) Upon notice by the Company to the Broker-Dealer, if the Broker-Dealer fails, in the Company's reasonable judgment, to comply with any of its material obligations under this Agreement;

                  (iii) Upon notice by the Broker-Dealer to the Company, if the Company fails, in the Broker-Dealer's reasonable judgment, to comply with any of its material obligations under this Agreement;

                  (iv) Immediately if any state or jurisdiction revokes, suspends or otherwise terminates the insurance license or appointment to represent the Company of the Broker-Dealer or, where applicable, the Broker-Dealer's Designee and/or Nominee, unless the Broker-Dealer immediately substitutes Designee and/or Nominee satisfactory to the Company, in its sole discretion;

                  (v) Immediately, if the Broker-Dealer's SEC, state or NASD registration or membership is suspended, terminated or otherwise restricted so as to render the Broker-Dealer, in the Company's opinion, unable to perform its obligations pursuant to this Agreement; or

                  (vi) Immediately upon such notification, if the Broker-Dealer notifies the Company within 15 days of receiving notice of an Amendment in accordance with
                         Section 6.5(a).

         (c) Notwithstanding the provisions of Section 6.7(a), each of the Company and the Broker-Dealer have the right to terminate this Agreement for any reason upon sixty (60) days written notice to the other party.

         (d) Upon termination of this Agreement, all authorizations, rights and obligations shall cease; provided, however that the provisions of Sections 3.2 and 3.3 and Articles IV and V shall survive termination.

6.8      ARBITRATION

         All claims and controversies related to or stemming from this Agreement, except actions for equitable relief pending an arbitration award, shall be submitted to binding arbitration in Hartford, Connecticut in accordance with the Code of Arbitration procedure of the NASD, if the NASD accepts jurisdiction, and, if not, by a panel of three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association. Judgement upon an award of the arbitrators may be entered and enforced in any court having jurisdiction. The parties to such dispute will equally share the fees and expenses of the arbitrators. The parties agree that the prevailing party in any such arbitration, as determined by the arbitrator(s), shall be entitled to reasonable attorney's fees.

6.9      NOTICE

         Any notice required by the terms of this Agreement, shall be valid if in writing and hand delivered, or sent by United States Mail postage prepaid, overnight delivery service or facsimile transmission with confirmation by U.S. Mail to the other party at the address provided below such party's signature hereto.

6.10     FORCE MAJEURE

         No party to this Agreement shall be responsible to the other for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, delays of supplier, or failure of transportation, communication or power supply.

6.11     HEADINGS

         The headings in this Agreement are for reference purposes only and shall not be deemed part of this Agreement or affect its meaning or interpretation.

6.12     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


AETNA LIFE INSURANCE AND ANNUITY COMPANY

By:         /s/ Allan Baker                                 Date:       6/7/00
           ------------------------------------                        -------------------
Name:       Allan Baker
Title:      Senior Vice President

Address:    151 Farmington Avenue
            Hartford, CT 06156


AETNA INVESTMENT SERVICES, INC.

By:         /s/ Maureen M. Gillis                           Date:       6/5/00
           ------------------------------------                        -------------------
Name:       Maureen M. Gillis
Title:      President


Address:    151 Farmington Avenue
            Hartford, CT 06156

                                       Aetna Financial Services
                                       151 Farmingtyon Avenue, TSA1
                                       Hartford, CT 06156

                                       DAVID KELSEY
                                       Assistant Vice President
                                       Aetna Life Insurance and Annuity Company
November 2, 2000                       Producer Services, TSA1
                                       (860) 273-0513 Tel
                                       (860) 273-4407 Fax

Broker Dealer AAA
C/O Compliance/Legal Department or Broker Dealer Contact Name
123 Main Street
Anywhere, XX  11111

RE:    AETNA LIFE INSURANCE AND ANNUITY COMPANY/AETNA INSURANCE
       COMPANY OF AMERICA BROKER-DEALER AGREEMENTS

Dear Selling or Service Agreement Holder:

You currently have a Broker-Dealer Agreement with Aetna Life Insurance and Annuity Company ("ALIAC") and or Aetna Insurance Company of America (AICA) to solicit, offer, sell and service certain registered and/or unregistered products issued by ALIAC and/or AICA (the "Agreement"). ALIAC & AICA have entered into Principal Underwriter arrangements with their broker-dealer subsidiary, Aetna Investment Services, Inc. ("AISI"), under which AISI has become the principal distributor of products issued by ALIAC and AICA. Accordingly, this is to advise you that ALIAC and AICA are assigning the Agreement to AISI. AISI assumes all rights and obligations under the Agreement on its own behalf and on behalf of ALIAC and/or AICA. ALIAC and AICA remain bound to see that AISI performs all obligations of the Agreement. You should experience no change in your interactions with us and this agreement will not affect the compensation you receive or your obligations to ALIAC, AICA and AISI.

Please confirm your acceptance of this assignment by executing a copy of this letter below and returning it to the following address:

Aetna Financial Services
C/O Producer & Field Services, Attention: Selling/Service Agreement Addendum's 151 Farmington Ave. MS: TSA1
Hartford, CT  06156

If we have not received your confirmation by November 17, 2000, you will be deemed to have accepted this assignment. FOR ASSISTANCE WITH INQUIRIES TO THIS LETTER, PLEASE ASK FOR LISA PELLIZARI, MICHELE BLACK OR DAVID KELSEY AT 1-888-238-6297 OPTION #2.

We thank you for your continued interest in and support of our products.

Respectfully,

--------------------------------
David A. Kelsey


Please indicate your agreement with the foregoing by countersigning both copies of this letter where indicated below and returning one to us for our files.

Acknowledged and Agreed to:




Aetna Life Insurance and Annuity Company                      [Broker Dealer]

By____________________________                 By_______________________________
Name:                                          Name:
Title:                                         Title:
Date:                                          Date: